Exhibit 99.2
Part I — Financial Information
Item 1. Condensed Consolidated Financial Statements (Unaudited)
The WhiteWave Foods Company
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2014	December 31, 2013
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$65,953	$101,105
Trade receivables, net of allowance of $1,452 and $1,345	185,113	146,864
Inventories	188,234	158,569
Deferred income taxes	30,404	26,588
Prepaid expenses and other current assets	42,992	23,095
Total current assets	512,696	456,221
Investment in unconsolidated entity	46,365	—
Property, plant, and equipment, net	904,685	659,683
Identifiable intangible and other assets, net	648,505	394,937
Goodwill	999,633	772,343
Total Assets	$3,111,884	$2,283,184
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$431,085	$357,106
Current portion of debt and capital lease obligations	24,191	15,000
Income taxes payable	1,946	14,294
Total current liabilities	457,222	386,400
Long-term debt and capital lease obligations	1,300,387	647,650
Deferred income taxes	263,356	237,765
Other long-term liabilities	45,254	49,930
Total liabilities	2,066,219	1,321,745
Commitments and Contingencies (Note 13)
Shareholders’ equity:
Preferred stock, $0.01 par value; 170,000,000 shares authorized, no shares issued and outstanding at June 30, 2014 and December 31, 2013	—	—
Common stock (formally Class A Common stock), $0.01 par value; 1,700,000,000 shares authorized, 174,112,568 issued and outstanding at June 30, 2014; 173,452,896 issued and outstanding at December 31, 2013	1,741	1,735
Class B common stock, $0.01 par value; 175,000,000 shares authorized, no shares issued and outstanding at June 30, 2014 and December 31, 2013	—	—
Additional paid-in capital	868,199	851,017
Retained earnings	183,894	117,127
Accumulated other comprehensive loss	(8,169)	(8,440)
Total shareholders’ equity	1,045,665	961,439
Total Liabilities and Shareholders’ Equity	$3,111,884	$2,283,184
See notes to condensed consolidated financial statements (unaudited).

The WhiteWave Foods Company
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(In thousands, except share and per share amounts)
Net sales	$837,926	$600,827	$1,668,149	$1,185,335
Net sales to related parties	—	15,163	—	37,062
Transitional sales fees	—	—	—	1,837
Total net sales	837,926	615,990	1,668,149	1,224,234
Cost of goods sold	552,666	391,777	1,109,675	781,478
Gross profit	285,260	224,213	558,474	442,756
Operating expenses:
Selling, distribution, and marketing	156,910	138,346	304,301	264,284
General and administrative	61,630	43,913	133,916	94,525
Asset disposal and exit costs	(55)	—	(703)	—
Total operating expenses	218,485	182,259	437,514	358,809
Operating income	66,775	41,954	120,960	83,947
Other expense (income):
Interest expense	7,512	4,737	13,234	9,461
Other expense (income), net	3,548	(8,173)	4,356	(8,393)
Total other expense (income)	11,060	(3,436)	17,590	1,068
Income before income taxes	55,715	45,390	103,370	82,879
Income tax expense	20,766	14,181	36,061	27,672
Income before income (loss) in investment in unconsolidated entity	34,949	31,209	67,309	55,207
Income (loss) in investment in unconsolidated entity	(542)	—	(542)	—
Net income	$34,407	$31,209	$66,767	$55,207
Average common shares:
Basic	173,966,917	173,005,352	173,796,646	173,002,691
Diluted	177,589,222	173,909,653	177,200,630	173,567,934
Net income per share:
Basic	$0.20	$0.18	$0.38	$0.32
Diluted	$0.19	$0.18	$0.38	$0.32
See notes to condensed consolidated financial statements (unaudited).

The WhiteWave Foods Company
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(In thousands)
Net income	$34,407	$31,209	$66,767	$55,207
Other comprehensive income (loss), net of tax
Change in minimum pension liability, net of tax benefit (expense) of ($2), $12, ($16), and ($12)	4	(26)	45	28
Foreign currency translation adjustment	(660)	5,407	556	(10,116)
Change in fair value of derivative instruments, net of tax benefit (expense) of ($104), $6, $213, and ($38)	202	—	(330)	85
Other comprehensive income (loss), net of tax	(454)	5,381	271	(10,003)
Comprehensive income	$33,953	$36,590	$67,038	$45,204
See notes to condensed consolidated financial statements (unaudited).

The WhiteWave Foods Company
Condensed Consolidated Statements of Shareholders’ Equity
(Unaudited)

	Common Stock - Formally Class A Common Stock		Common Stock - Class B
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Equity
	(In thousands, except share data)
Balance at December 31, 2013	173,452,896	$1,735	—	$—	$851,017	$117,127	$(8,440)	$961,439
Net income	—	—	—	—	—	66,767	—	66,767
Share-based compensation	—	—	—	—	15,426	—	—	15,426
Tax benefit from share-based compensation	—	—	—	—	3,010	—	—	3,010
Shares issued in connection with share-based compensation	659,672	6	—	—	1,281	—	—	1,287
Minimum tax withholdings related to net share settlements of restricted stock units	—	—	—	—	(3,491)	—	—	(3,491)
Conversion of phantom shares into restricted stock units (Note 10)	—	—	—	—	956	—	—	956
Other comprehensive income (loss):
Change in minimum pension liability	—	—	—	—	—	—	45	45
Foreign currency translation adjustment	—	—	—	—	—	—	556	556
Change in fair value of derivative instruments	—	—	—	—	—	—	(330)	(330)
Balance at June 30, 2014	174,112,568	$1,741	—	$—	$868,199	$183,894	$(8,169)	$1,045,665
See notes to condensed consolidated financial statements (unaudited).

The WhiteWave Foods Company
Condensed Consolidated Statements of Shareholders’ Equity
(Unaudited)

	Common Stock - Formally Class A Common Stock		Common Stock - Class B
	Shares	Amount	Shares	Amount	Additional Paid- In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Equity
	(In thousands except share data)
Balance at December 31, 2012	23,000,000	$230	150,000,000	$1,500	$792,828	$18,086	$(27,688)	$784,956
Net income	—	—	—	—	—	55,207	—	55,207
Share-based compensation	—	—	—	—	10,093	—	—	10,093
Tax shortfall from share-based compensation	—	—	—	—	(463)	—	—	(463)
Shares issued in connection with share-based compensation	20,881	—	—	—	63	—	—	63
Minimum tax withholdings related to net share settlements of restricted stock units	—	—	—		(78)	—	—	(78)
Contributions to equity	—	—	—	—	44,189	—	—	44,189
Conversion of Class B common stock held by Dean Foods into Class A common stock (Note 1)	82,086,000	821	(82,086,000)	(821)	—	—	—	—
Other comprehensive income (loss):
Change in minimum pension liability	—	—	—	—	—	—	28	28
Foreign currency translation adjustment	—	—	—	—	—	—	(10,116)	(10,116)
Change in fair value of derivative instruments	—	—	—	—	—	—	85	85
Balance at June 30, 2013	105,106,881	$1,051	67,914,000	$679	$846,632	$73,293	$(37,691)	$883,964
See notes to condensed consolidated financial statements (unaudited).

The WhiteWave Foods Company
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended June 30,
	2014	2013
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$66,767	$55,207
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	54,868	39,975
Share-based compensation expense	15,426	10,093
Amortization of debt issuance costs	1,448	1,207
Asset disposal and exit costs	(703)	—
(Gain) loss on fixed asset disposal	1,189	(847)
Deferred income taxes	(6,463)	18,582
Mark-to-market on interest rate swaps	4,356	(8,150)
Noncash patronage dividends received	(410)	(74)
Loss in investment in unconsolidated entity	542	—
Other	130	301
Net change in operating assets and liabilities, net of acquisition/divestitures	(19,401)	(60,552)
Net cash provided by operating activities	117,749	55,742
CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in unconsolidated entity	(47,285)	—
Payments for acquisition, net of cash acquired $5,638	(603,373)	—
Payments for property, plant, and equipment	(139,850)	(53,021)
Proceeds from sale of fixed assets	122	61,956
Net cash provided by (used in) investing activities	(790,386)	8,935
CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to Dean Foods, net	—	(871)
Proceeds from the issuance of debt	500,000	—
Repayment of debt	(10,000)	(7,500)
Payments of capital lease obligations	(508)	—
Proceeds from revolver line of credit	489,850	307,600
Payments for revolver line of credit	(340,060)	(359,050)
Proceeds from exercise of stock options	1,281	—
Minimum tax withholding paid on behalf of employees for restricted stock units	(3,491)	—
Tax savings on shared-based compensation	3,196	—
Payment of financing costs	(3,378)	(16)
Net cash provided by (used in) financing activities	636,890	(59,837)
Effect of exchange rate changes on cash and cash equivalents	595	(2,100)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(35,152)	2,740
Cash and cash equivalents, beginning of period	101,105	69,373
Cash and cash equivalents, end of period	$65,953	$72,113
SUPPLEMENTAL CASH FLOW INFORMATION
Non-cash activity - Unpaid purchases of plant and equipment	$32,854	$—
Non-cash activity - Conversion of phantom shares to restricted stock units	956	—
Non-cash activity - Distribution to Dean Foods	—	22,950
Non-cash activity - Contribution from Dean Foods	—	10,797
See notes to condensed consolidated financial statements (unaudited).

THE WHITEWAVE FOODS COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Three and Six Months Ended June 30, 2014 and 2013
(Unaudited)
Unless otherwise indicated, references in these notes to the unaudited condensed consolidated financial statements to “we,” “us,” “our,” “WhiteWave,” or the “Company” refer to The WhiteWave Foods Company’s operations, taken as a whole.
1. General
Nature of Our Business — We are a leading consumer packaged food and beverage company focused on high-growth product categories that are aligned with emerging consumer trends. We manufacture, market, distribute, and sell branded plant-based foods and beverages, coffee creamers and beverages, premium dairy products, and organic greens and produce throughout North America and Europe. Our brands distributed in North America include Silk plant-based foods and beverages, International Delight and LAND O LAKES coffee creamers and beverages, Horizon Organic premium dairy products, and Earthbound Farm organic greens and produce, while our European brands of plant-based foods and beverages include Alpro and Provamel.
Basis of Presentation — The unaudited condensed consolidated financial statements contained in this Quarterly Report on Form 10-Q (“Form 10-Q”) have been prepared on the same basis as the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the Securities and Exchange Commission ("SEC") on February 28, 2014. In our opinion, we have made all necessary adjustments (which generally include normal recurring adjustments) in order to present fairly, in all material respects, our consolidated financial position, results of operations and cash flows as of the dates and for the periods presented. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) have been omitted pursuant to SEC rules and regulations. Our results of operations for the three and six months ended June 30, 2014 and 2013 may not be indicative of our operating results for the full year. The unaudited condensed consolidated financial statements contained in this Form 10-Q should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2013 contained in our Annual Report on Form 10-K for the year ended December 31, 2013.
On January 2, 2014, the Company completed its acquisition of Earthbound Farm, a privately owned San Juan Bautista, California based organic produce brand; the results of operations are included in our financial statements from the date of acquisition and are included in the North America segment.
Certain reclassifications of previously reported amounts have been made to conform to current year presentation in the unaudited condensed consolidated statements of cash flows, unaudited condensed consolidated statements of shareholders' equity, and Note 14 “Segment, Geographic, and Customer Information.” These reclassifications did not impact previously reported amounts on the Company’s unaudited condensed consolidated balance sheets, statements of income and statements of cash flows.
Completion of Spin-Off from Dean Foods— On May 23, 2013, Dean Foods Company (“Dean Foods”) distributed (the “Distribution”) to its stockholders an aggregate of 47,686,000 shares of our Class A common stock, par value $0.01 per share (the “Class A common stock”), and 67,914,000 shares of our Class B common stock, par value $0.01 per share (the “Class B common stock”), as a pro rata dividend to Dean Foods stockholders at the close of business on May 17, 2013, the record date for the Distribution. Effective upon the Distribution, and in accordance with the terms of our amended and restated certificate of incorporation, we reduced the number of votes per share of our Class B common stock with respect to all matters submitted to a vote of our stockholders, other than the election and removal of directors, to one vote per share.
Prior to the Distribution, Dean Foods converted 82,086,000 shares of our Class B common stock into 82,086,000 shares of our Class A common stock in accordance with the terms of our amended and restated certificate of incorporation, of which 47,686,000 shares of Class A common stock were distributed to Dean Foods stockholders in the Distribution. As a result of and immediately after the Distribution, Dean Foods owned 34,400,000 shares of our Class A common stock and no shares of our Class B common stock. Under the terms of the separation and distribution agreement, Dean Foods was required to dispose of any remaining ownership interest in us within three years of the Distribution, or May 23, 2016. On July 25, 2013 Dean Foods disposed of all of its remaining 34,400,000 shares of our Class A common stock in a registered public offering. We did not receive any proceeds from this offering. As a result of and immediately after the closing of this offering, Dean Foods no longer owns any shares of our common stock and has no ownership interest in us.

Common Stock Class Conversion — On September 24, 2013, the Company’s stockholders approved the conversion of the outstanding shares of the Company’s Class B common stock into shares of the Company’s Class A common stock. As a result, all of the shares of Class B common stock outstanding were converted on a one-for-one basis into shares of Class A common stock.
The conversion had no impact on the economic interests of the holders of Class A common stock and the former holders of Class B common stock. The conversion had no impact on the total issued and outstanding shares of the Company’s common stock although it increased the number of shares of Class A common stock outstanding in an amount equivalent to the number of shares of Class B common stock outstanding immediately prior to the conversion.
Effective May 15, 2014, the Company amended its charter to change the classification of its Class A common stock to common stock.  As a result, the Company has one class of capital stock outstanding called common stock.
Recently Issued Accounting Pronouncements — In July 2013, the FASB issued ASU No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or Tax Credit Carryforward Exists. ASU 2013-11 requires that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, with certain exceptions. The adoption of this update effective January 1, 2014, had no impact on our unaudited condensed consolidated financial statements.

In April 2014, the FASB issued ASU No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity to change the criteria for reporting discontinued operations and modify related disclosure requirements. The new guidance is effective on a prospective basis for the Company beginning with its Consolidated Financial Statements for the year ending December 31, 2015. We will evaluate the effects, if any, adoption of this guidance will have on the Company's consolidated financial statements.
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers: Topic 606, to clarify the principles used to recognize revenue for all entities. The guidance is effective for annual and interim periods beginning December 15, 2016. Early adoption is not permitted. We are currently evaluating the effects, if any, adoption of this guidance will have on the Company's consolidated financial statements.
2. Acquisition and Divestitures
Acquisition
On January 2, 2014, the Company acquired Earthbound Farm, one of the largest organic produce brands in North America, from the existing shareholders in accordance with an Agreement and Plan of Merger dated December 8, 2013. The acquisition adds to our focus on high-growth product categories that are aligned with emerging customer trends. The total consideration for the acquisition was approximately $600 million, subject to post-closing working capital adjustments and indemnification claims. The acquisition was funded by approximately $615 million in new borrowings under our senior secured credit facilities, including the incremental term loan A-3 facility. See Note 8 “Debt and Capital Lease Obligations”.
The acquisition was accounted for using the acquisition method of accounting. Assets acquired and liabilities assumed in connection with the acquisition have been recorded at their fair values. The fair values were determined by management based in part on an independent valuation of assets acquired, which includes intangible assets of $255.6 million. Intangible assets subject to amortization of $104.9 million are being amortized over a weighted average period of 15 years and relate primarily to customer and supplier relationships. Certain estimated values for the Earthbound Farm acquisition are not yet finalized pending the final settlement of the purchase price and purchase price allocations and are subject to change once additional information is obtained. We expect to finalize the allocation of the purchase price during 2014.
Earthbound Farm’s results of operations have been included in our unaudited condensed consolidated statements of income and the results of operations of our North America segment from the date of acquisition.

The following table summarizes allocation of the purchase price to the fair value of assets acquired. The allocation of the purchase price in the table below is preliminary and subject to change based on the finalization of the purchase price.

January 2, 2014
(In thousands)
Assets acquired:
Cash and cash equivalents	$5,638
Inventories	22,658
Other current assets	54,898
Property, plant and equipment	147,390
Other long-term assets	659
Trademarks	150,700
Intangible assets with finite lives	104,900
Liabilities assumed:
Accounts payable and other accruals	54,785
Income taxes and deferred taxes, net	29,159
Obligations under capital leases	21,614
Total identifiable net assets	381,285
Goodwill	227,726
Total purchase price	$609,011
Goodwill is calculated as the excess of consideration paid over the net assets acquired and represents synergies, organic growth and other benefits that are expected to arise from integrating the Earthbound Farm assets into our operations. Goodwill was recorded in the North America segment. The amount of goodwill expected to be tax deductible is approximately $91.0 million.
For the three and six months ended June 30, 2014, the acquisition of Earthbound Farm increased our net sales by $153.1 million and $299.2 million, respectively, and our operating income by $14.1 million and $22.6 million, respectively. In connection with the acquisition of Earthbound Farm, we incurred $0.2 million and $7.2 million in expenses for the three and six months ended June 30, 2014, respectively, related to due diligence, investment advisors and regulatory matters. These acquisition costs and other non-recurring charges are included in the earliest period presented in the below table. These costs are included in general and administrative expense in our unaudited condensed consolidated statements of income in the periods in which they were incurred. These expenses have not been allocated to our segments and are reflected entirely within corporate and other.
The following table summarizes unaudited supplemental pro forma consolidated results of operations as if we acquired Earthbound Farm on January 1, 2013:

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(In thousands, except share data)
Net sales	$837,926	$756,898	$1,668,149	$1,492,532
Income from continuing operations	35,173	39,456	74,467	59,309
Diluted earnings per common share	$0.20	$0.23	$0.42	$0.34
The historical financial information has been adjusted to give effect to the pro forma adjustments. These adjustments are based upon currently available information and certain assumptions. Therefore, the pro forma consolidated results are not necessarily indicative of what the Company’s consolidated results of operations actually would have been had it completed the acquisition on January 1, 2013. The diluted earnings per share in 2013 reflects pro forma tax adjustments that do not include income tax expense on historical Earthbound Farm income from continuing operations because Earthbound Farm was classified as a partnership for income tax purposes. The historical results included in the pro forma consolidated results do not purport to project future results of operations of the combined company nor do they reflect the expected realization of any cost savings or revenue synergies associated with the acquisition. The pro forma consolidated results reflect purchase accounting adjustments primarily related to cost of goods sold, depreciation and amortization expense, interest expense and tax expense.
Divestitures
SoFine
On March 31, 2014, we completed the sale of SoFine Foods BV (“SoFine”), a wholly-owned subsidiary that operated a soy-based meat-alternatives business in the Netherlands. Management’s intention to pursue a sale was based on the strategic decision to exit this non-core business of the Europe segment. In the fourth quarter of 2013, a write-down of $9.8 million was recorded and included in operating expenses in our financial statements. SoFine’s assets and liabilities were included in the Europe segment and the fair value was determined based on the estimated selling price, less cost to sell.
Idaho Dairy Farm
In 2013, management approved a plan to sell the assets of its dairy farm located in Idaho which was completed in the fourth quarter of 2013. Management’s decision to sell the Idaho dairy farm was based on the strategic decision to focus on North America’s core processing, marketing and distribution capabilities. In conjunction with the sale of the Idaho dairy farm, we recorded an impairment charge of $11.1 million included in asset disposal and exit costs in our financial statements. Cash received at the time of sale in the fourth quarter of 2013 was $31.0 million, net of disposal costs. In addition, we recorded a note receivable for $6.4 million which was fully collected by the end of the second quarter of 2014.
In addition to the impairment charge, we recorded a charge of $3.3 million related to lease liabilities, severance and related costs in connection with the Idaho dairy farm sale. Liabilities recorded and the changes therein for the six months ended June 30, 2014 were as follows:

	Accrued charges at December 31, 2013	Costs paid or otherwise settled	Reversal of prior expense	Accrued charges at June 30, 2014
	(In thousands)
Lease liability	$2,674	$(762)	$(351)	$1,561
Severance and related costs	632	(598)	(55)	(21)
Total	$3,306	$(1,360)	$(406)	$1,540

We expect cash payments for the lease liability and severance and related costs to be completed by the end of 2014.
During the six months ended June 30, 2014, we recorded a reversal of $0.7 million of the prior expenses of which $0.3 million related to the impairment charge and $0.4 million related to the lease liability and severance costs.
3. Joint Venture with China Mengniu Dairy Company
On January 5, 2014, the Company entered into a joint venture agreement with China Mengniu Dairy Company Limited (“Mengniu”), a leading Chinese dairy company. The joint venture intends to manufacture, market and sell a range of nutritious products in China. Under the terms of the agreement, the Company owns a 49% stake in the venture while Mengniu owns a 51% stake. In the second quarter of 2014, the joint venture completed its purchase of Yashili Zhengzhou (“Zhengzhou”), a subsidiary of Yashili International Holdings, Ltd (“Yashili”). Zhengzhou’s primary asset is a production facility currently under construction in China, where the joint venture intends to manufacture its products. Mengniu was the majority owner of Yashili. The purchase price for Zhengzhou was approximately $80.9 million (RMB 504 million), including $60.3 million (RMB 376.7 million) for the purchase of equity and the balance for the repayment and assumption of debt and other obligations. Each joint venture party’s share of the purchase price for Zhengzhou was consistent with its ownership interest in the venture. The parties expect to make additional investments to support the start-up and commercialization of the joint venture.
Based on the joint venture agreement, the Company has the ability to exert significant influence over the operations and financial policies of the joint venture and has in-substance common stock in the joint venture. Thus, the joint venture is accounted for as an equity-method investment. During the six months ended June 30, 2014, we contributed $47.3 million of cash to the joint venture.

In connection with the formation of the joint venture, we incurred nil and $0.3 million in expenses for the three and six months ended June 30, 2014, related to due diligence, investment advisors and regulatory matters. The expenses have been recorded in general and administrative expenses in our unaudited condensed consolidated statements of income and have not been allocated to our segments and are reflected entirely within corporate and other.
4. Transactions with Morningstar Foods, LLC (“Morningstar”)
On January 3, 2013 Dean Foods sold its wholly-owned subsidiary Morningstar Foods, LLC to Saputo Inc. an unaffiliated third party, and after such sale Morningstar was no longer considered a related party. In connection with this sale, we modified certain of the commercial agreements between us and Morningstar. These modifications, with the exception of the Morningstar Asset Purchase Agreement, are primarily timing modifications and did not have a material impact on our results of operations.
Morningstar Asset Purchase Agreement
In connection with Dean Foods’ sale of Morningstar, we agreed to terminate an option to purchase plant capacity and property at a Morningstar facility, sell to Morningstar certain manufacturing equipment used to produce certain WhiteWave products, and execute certain other transactions. The agreement was executed on December 2, 2012, but became effective on January 3, 2013, immediately prior to the completion of Dean Foods’ sale of Morningstar, and we received proceeds of $60 million as consideration. This transaction was accounted for as a contribution to equity and a purchase by Dean Foods. The proceeds were used to repay a portion of the outstanding balance under the senior secured credit facilities.
Transitional Sales Agreements
In connection with and effective as of our initial public offering, we entered into an agreement with Morningstar, a then wholly-owned Dean Foods subsidiary, pursuant to which Morningstar transferred back to us responsibility for sales and associated costs of certain WhiteWave products over a term of up to nine months after the completion of the Morningstar sale. During the three and six months ended June 30, 2013, Morningstar provided certain transitional services to us which included, but were not limited to, taking and filling orders, collecting receivables, and shipping products to our customers. Morningstar remitted to us the cash representing the net profit collected from these product sales until such time as the sales transitioned to us. The net effect of the agreement is reflected as transitional sales fees of $1.8 million in our unaudited condensed consolidated statements of income for the six months ended June 30, 2013. The sales transition was substantially completed during the early part of the second quarter of 2013.
We also entered into an agreement with Morningstar pursuant to which we transferred to Morningstar responsibility for the sales and associated costs of our aerosol whipped topping and other non-core products. Per the agreement, we provided certain transitional services to Morningstar which included, but were not limited to, taking and filling orders, collecting receivables and shipping products to customers. We remitted to Morningstar the net profit associated with these product sales until such time as the sales were transitioned to Morningstar. The net fees remitted for the six months ended June 30, 2013 were $0.7 million. The services transition was substantially completed during the early part of the second quarter of 2013.

5. Inventories
Inventories consisted of the following:

	June 30, 2014	December 31, 2013
	(In thousands)
Raw materials and supplies	$85,816	$67,956
Finished goods	102,418	90,613
Total	$188,234	$158,569

6. Goodwill and Intangible Assets
The changes in the carrying amount of goodwill for the six months ended June 30, 2014 are as follows:

	North America	Europe	Total
	(In thousands)
Balance at December 31, 2013	$600,316	$172,027	$772,343
Acquisition	227,726	—	227,726
Foreign currency translation	—	(436)	(436)
Balance at June 30, 2014	$828,042	$171,591	$999,633
The gross carrying amount and accumulated amortization of our intangible assets other than goodwill as of June 30, 2014 and December 31, 2013 are as follows:

	June 30, 2014			December 31, 2013
	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
	(In thousands)
Intangible assets with indefinite lives:
Trademarks (1)	$504,854	$—	$504,854	$354,527	$—	$354,527
Intangible assets with finite lives:
Customer-related and other (1)	132,659	(23,399)	109,260	40,189	(18,789)	21,400
Supplier relationships (1)	12,000	(480)	11,520	—	—	—
Non-compete agreements (1)	600	(100)	500	—	—	—
Total	$650,113	$(23,979)	$626,134	$394,716	$(18,789)	$375,927

(1)
The increase in carrying amounts is attributable to the Earthbound Farm acquisition in the total amount of $255.6 million and the result of foreign currency translation adjustments in the amount of $0.2 million.

Amortization expense on finite-lived intangible assets for the six months ended June 30, 2014 and 2013 was $5.1 million and $1.4 million, respectively. Amortization expense on finite-lived intangible assets for the three months ended June 30, 2014 and 2013 was $2.5 million and $0.7 million, respectively. Estimated aggregate finite-lived intangible asset amortization expense for the next five years is as follows (in millions):

2014	$10.2
2015	10.1
2016	9.8
2017	9.6
2018	9.6
7. Income Taxes
Our historical provision for income taxes was prepared on a separate return basis as if the Company was a stand-alone entity for periods prior to the Distribution. Prior to the Distribution, the Company was included in the Dean Foods’ U.S. consolidated federal income tax return and also filed some U.S. state income tax returns on a combined basis with Dean Foods. For periods subsequent to the Distribution, the Company will file its own U.S. federal and state income tax returns. Our foreign subsidiaries file local income tax returns in the jurisdictions in which they operate.
For each interim period, the Company estimates the effective tax rate expected to be applicable for the full year and applies that rate to income before income taxes for the period. Additionally, the Company records discrete income tax items in the period in which they are incurred.

The effective tax rate for the three months ended June 30, 2014 was 37.3% compared to 31.2% for the three months ended June 30, 2013. The effective tax rate for the six months ended June 30, 2014 was 34.9% compared to 33.4% for the six months ended June 30, 2013. The increase was due in part to a favorable state tax adjustment in the second quarter of 2013, as well as the impact of nondeductible transaction costs in the first half of 2014. Changes in the relative profitability of our operating segments, as well as, changes to federal, state and foreign tax laws, may cause the rate to change from historical rates.
8. Debt and Capital Lease Obligations
Our outstanding debt and capital lease obligations as of June 30, 2014 and December 31, 2013 consisted of the following:

	June 30, 2014			December 31, 2013
	Amount outstanding	Interest rate		Amount outstanding	Interest rate
	(In thousands, except percentages)
Senior secured credit facilities	$1,302,440	2.03%	*	$662,650	1.76%	*
Capital lease obligations	22,138			—
Less current portion	(24,191)			(15,000)
Total long-term debt	$1,300,387			$647,650

*	Represents a weighted average rate, including applicable interest rate margins, for the senior secured revolving credit facility, Term Loan A-1, Term Loan A-2, and Term Loan A-3.
Senior Secured Credit Facilities
On October 12, 2012, we entered into a credit agreement, among us, the subsidiary guarantors listed therein, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and the other lenders party thereto. The Credit Agreement governs our senior secured credit facilities, consisting of a five-year revolving credit facility in a principal amount of $850 million, an original five-year $250 million term loan A-1, and an original seven-year $250 million term loan A-2. As of June 30, 2014, the revolving credit facility and term loan A-1 bear interest at a rate of LIBOR plus 1.75% and the term loan A-2 at a rate of LIBOR plus 2%. We capitalized $12.4 million of deferred financing fees, which are being amortized over the term of the respective credit or term loan facility. Deferred financing fees are included in identifiable intangible and other assets in our unaudited condensed consolidated balance sheets.

In conjunction with the January 2, 2014 acquisition of Earthbound Farm, under the terms of the Credit Agreement, we entered into an Incremental Term Loan Agreement to establish a new incremental seven-year term loan A-3 facility in an aggregate principal amount of $500.0 million (the “Incremental Term Loan Agreement”). As of June 30, 2014, the term loan A-3 carried interest at a rate of LIBOR plus 2% per annum. We capitalized $3.3 million of financing fees, which are being amortized over the term of the term loan facility. Deferred financing fees are included in identifiable intangible and other assets in our unaudited condensed consolidated balance sheets. We also amended the Credit Agreement on January 2, 2014, in order to, among other things, reset an accordion feature that allows for our senior secured credit facilities to be increased by up to $500.0 million, subject to lenders commitments, and increased the limit of swing line loans to $85.0 million.
As of June 30, 2014, we had outstanding borrowings of $1.30 billion under our $1.83 billion senior secured credit facilities, of which $975.0 million consists of term loan borrowings and $327.4 million consists of borrowings under the $850.0 million revolving portion of our senior secured credit facilities. We had $5.0 million in outstanding letters of credit issued under our revolving credit facility. We had immediate additional borrowing capacity of $517.6 million under our senior secured credit facilities, which amount will vary over time depending on our financial covenants and operating performance.
Alpro Revolving Credit Facility
In the three and six months ended June 30, 2014, Alpro maintained a revolving credit facility not to exceed €10 million ($13.7 million USD) or its currency equivalent. The facility is unsecured and is guaranteed by various Alpro subsidiaries. The subsidiary revolving credit facility is available for working capital and other general corporate purposes of Alpro and for the issuance of up to €10 million letters of credit ($13.7 million USD) or its currency equivalent. As of June 30, 2014, there were no outstanding borrowings under this facility. Principal payments, if any, are due under the subsidiary revolving credit facility upon maturity on December 9, 2014.

Capital Lease Obligations
In conjunction with the January 2, 2014 acquisition of Earthbound Farm, the Company became party to leases of certain operating facilities and equipment under capital lease arrangements which bear interest at rates of 3.1% to 6.3% and have expiration dates through 2033. These assets are included in property, plant, and equipment, net, on the unaudited condensed consolidated balance sheets.
9. Derivative Financial Instruments and Fair Value Measurement
Interest Rates
We maintain an interest rate swaps portfolio with a total notional value of $650 million and all with a maturity date of March 31, 2017 (the “2017 swaps”). We are the counterparty to the financial institutions under these swap agreements and are responsible for any required settlements, and the sole beneficiary of any receipts of funds, pursuant to their terms. We are subject to market risk with respect to changes in the underlying benchmark interest rate that impact the fair value of the interest rate swaps.
The following table summarizes the terms of the interest rate swap agreements as of June 30, 2014:

Fixed Interest Rates	Expiration Date	Notional Amount
		(In thousands)
2.75% to 3.19%	March 31, 2017	$650,000
We have not designated such contracts as hedging instruments; therefore, the interest rate swap agreements are marked-to-market at the end of each reporting period and a derivative asset or liability is recorded on our unaudited condensed consolidated balance sheets. Losses on these contracts were $3.6 million and $4.4 million for the three and six months ended June 30, 2014, respectively. Gains on these contracts were $8.2 million for both the three and six months ended June 30, 2013. Gains and losses are recorded in other expense (income) in our unaudited condensed consolidated statements of income. A summary of these open swap agreements recorded at fair value in our unaudited condensed consolidated balance sheets at June 30, 2014 and December 31, 2013 is included in the table below.
Credit risk under these arrangements is believed to be remote as the counterparties to the interest rate swap agreements are major financial institutions; however, if any of the counterparties to the swap agreements become unable to fulfill their obligation, we may lose any financial benefits of these arrangements.

Commodities
We are exposed to commodity and raw material price fluctuations, including for organic and conventional milk, butterfat, almonds, organic and non-genetically modified (“non-GMO”) soybeans, sweeteners, organic greens and produce, and other commodity costs used in the manufacturing, packaging, and distribution of our products, including utilities, natural gas, resin, and diesel fuel. To secure adequate supplies of materials and bring greater stability to the cost of ingredients and their related manufacturing, packaging, and distribution, we routinely enter into forward purchase contracts and other purchase arrangements with suppliers. Under the forward purchase contracts, we commit to purchasing agreed-upon quantities of ingredients and commodities at agreed-upon prices at specified future dates. The outstanding purchase commitment for these commodities at any point in time typically ranges from one month’s to one year’s anticipated requirements, depending on the ingredient or commodity, but can be longer in limited cases. These contracts are considered normal purchases. In addition to entering into forward purchase contracts, from time to time we may purchase over-the-counter contracts from our qualified financial institutions for commodities associated with the production and distribution of our products. Certain of the contracts offset the risk of increases in our commodity costs and are designated as cash flow hedges when appropriate. These contracts are recorded as an asset or liability in our unaudited condensed consolidated balance sheets at fair value, with an offset to accumulated other comprehensive loss to the extent the hedge is effective. Derivative gains and losses included in other comprehensive income are reclassified into earnings as the underlying transaction occurs. Any ineffectiveness in our commodity hedges is recorded as an adjustment to distribution expense or cost of goods sold, depending on commodity type, in our unaudited condensed consolidated statements of income. There was no material hedge ineffectiveness related to our commodities contracts designated as hedging instruments during the three and six months ended June 30, 2014 and 2013. A summary of our open commodities contracts recorded at fair value in our unaudited condensed consolidated balance sheets at June 30, 2014 and December 31, 2013 is included in the table below.

Although we may utilize forward purchase contracts and other instruments to mitigate the risks related to commodity price fluctuation, such strategies do not fully mitigate commodity price risk. Adverse movements in commodity prices over the terms of the contracts or instruments could decrease the economic benefits we derive from these strategies.
Foreign Currency
Our international operations represented approximately 17.5% and 15.2% of our long-lived assets and net sales, respectively, as of and for the six months ended June 30, 2014. Sales in foreign countries, as well as certain expenses related to those sales, are transacted in currencies other than our reporting currency, the U.S. Dollar. Our foreign currency exchange rate risk is primarily limited to the Euro and the British Pound. We may, from time to time, employ derivative financial instruments to manage our exposure to fluctuations in foreign currency rates related to the purchase of raw materials. These contracts are recorded as an asset or liability in our unaudited condensed consolidated balance sheets at fair value, with an offset to accumulated other comprehensive loss to the extent the hedge is effective. Derivative gains and losses included in other comprehensive income are reclassified into earnings as the underlying transaction occurs. Any ineffectiveness in our foreign currency exchange hedges is recorded as an adjustment to cost of goods sold in our unaudited condensed consolidated statements of income. There was no material hedge ineffectiveness related to our foreign currency exchange contracts designated as hedging instruments during the three and six months ended June 30, 2014 and 2013.

Fair Value - Derivatives
As of June 30, 2014 and December 31, 2013, derivatives recorded at fair value in our unaudited condensed consolidated balance sheets were as follows:

	Derivative assets		Derivative liabilities
	June 30, 2014	December 31, 2013	June 30, 2014	December 31, 2013
	(In thousands)
Derivatives designated as Hedging Instruments
Foreign currency contracts - current (1)	$—	$—	$297	$634
Commodities contracts - current (1)	334	1,162	—	—
Derivatives not designated as Hedging Instruments
Interest rate swap contracts - current (1)	—	—	18,486	18,255
Interest rate swap contracts - noncurrent (2)	—	—	21,481	26,667
Total derivatives	$334	$1,162	$40,264	$45,556

(1)
Derivative assets and liabilities that have settlement dates equal to or less than 12 months from the respective balance sheet date were included in prepaid expenses and other current assets and accounts payable and accrued expenses, respectively, in our unaudited condensed consolidated balance sheets.

(2)
Derivative liabilities that have settlement dates greater than 12 months from the respective balance sheet date were included in other long-term liabilities in our unaudited condensed consolidated balance sheets.

Gains and losses on derivatives designated as cash flow hedges reclassified from accumulated other comprehensive loss into income for the three and six months ended June 30, 2014 and 2013 were as follows:

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(In thousands)
(Gains)/losses on foreign currency contracts (1)	$148	$194	$308	$116
(Gains)/losses on commodities contracts (2)	(354)	131	(1,177)	131

(1)	Recorded in cost of goods sold in our unaudited condensed consolidated statements of income.

(2)	Recorded in distribution expense or cost of goods sold, depending on commodity type, in our unaudited condensed consolidated statements of income.
Based on current exchange rates and commodity prices, we estimate that $0.3 million of hedging activity related to our foreign currency contracts and $0.3 million of hedging activity related to our commodities contracts will be reclassified from accumulated other comprehensive loss into income within the next 12 months.

Fair Value Measurements
Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering assumptions, we follow a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1 — Quoted prices for identical instruments in active markets.

•
Level 2 — Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-derived valuations, in which all significant inputs are observable in active markets.

•	Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

A summary of our assets and liabilities measured at fair value on a recurring basis and the basis for that measurement according to the levels in the fair value hierarchy as of June 30, 2014 and December 31, 2013 is as follows:

	Fair value as of June 30, 2014	Level 1	Level 2	Level 3
	(In thousands)
Assets:
Cash equivalents	$11,145	$11,145	$—	$—
Supplemental Executive Retirement Plan investments	1,791	1,791	—	—
Commodities contracts	334	—	334	—
Deferred compensation investments	4,274	—	4,274	—
	$17,544	$12,936	$4,608	$—
Liabilities:
Foreign currency contracts	$297	$—	$297	$—
Interest rate swap contracts	39,967	—	39,967	—
	$40,264	$—	$40,264	$—

	Fair value as of December 31, 2013	Level 1	Level 2	Level 3
	(In thousands)
Assets:
Cash equivalents	$11,617	$11,617	$—	$—
Supplemental Executive Retirement Plan investments	1,790	1,790	—	—
Commodities contracts	1,162	—	1,162	—
Deferred compensation investments	4,637	—	4,637	—
	$19,206	$13,407	$5,799	$—
Liabilities:
Foreign currency contracts	$634	$—	$634	$—
Interest rate swap contracts	44,922	—	44,922	—
	$45,556	$—	$45,556	$—

The fair value of our interest rate swaps is determined based on the notional amounts of the swaps and the forward LIBOR curve relative to the fixed interest rates under the swap agreements. The fair value of our commodities contracts is based on the quantities and fixed prices under the agreements and quoted forward commodity prices. The fair value of our foreign currency contracts is based on the notional amounts and rates under the contracts and observable market forward exchange rates. We classify these instruments in Level 2 because quoted market prices can be corroborated utilizing observable benchmark market rates at commonly quoted intervals and observable market transactions of spot currency rates, forward currency prices and the forward LIBOR curve. We did not significantly change our valuation techniques from prior periods.

The Supplemental Executive Retirement Plan (“SERP”) investments are primarily invested in money market funds and are held at fair value. We classify these assets as Level 1 as fair value can be corroborated based on quoted market prices for identical instruments in active markets. Changes in the fair value are recorded in general and administrative expense in our condensed consolidated statements of income.
The deferred compensation investment is primarily invested in mutual funds and is held at fair value. We classify these assets as Level 2 as fair value can be corroborated based on quoted market prices for identical or similar instruments in markets that are not active. Changes in the fair value are recorded in general and administrative expense in our condensed consolidated statements of income.
Due to their near-term maturities, the carrying amounts of trade accounts receivable and accounts payable are considered equivalent to fair value. In addition, because the interest rates on our senior secured credit facilities are variable, their fair values approximate their carrying values.

10. Share-Based Compensation
Twenty million shares of our common stock are reserved for issuance under the 2012 Stock Incentive Plan (the “2012 SIP”) upon the exercise of stock options, restricted stock units (“RSUs”), or restricted stock awards that may be issued to our employees, non-employee directors and consultants. The 2012 SIP also includes awards of stock appreciation rights (“SARs”) and phantom shares as part of our long-term incentive compensation program. In general, awards granted under the 2012 SIP vest one-third on the first anniversary of the grant date, one-third on the second anniversary of the grant date, and one-third on the third anniversary of the grant date. Unvested awards vest immediately upon a change of control and in the following additional circumstances: (i) an employee retires after reaching the age of 65, (ii) in certain cases upon death or qualified disability, and (iii) with the exception of the awards granted in connection with the initial public offering, an employee with 10 years of service retires after reaching the age of 55.
Prior to the Distribution, certain of the Company’s employees participated in share-based compensation plans sponsored by Dean Foods. These plans provided employees with RSUs, options to purchase shares of Dean Foods’ common stock, and other stock-based awards. No new grants of Dean Foods’ equity were made to our employees after completion of our initial public offering.
On May 23, 2013 and in connection with the Distribution, all Dean Foods equity-based awards held by 162 of our non-employee directors and employees were converted into equity-based awards with respect to our common stock. These Dean Foods equity-based awards included Dean Foods stock options (whether vested or unvested), unvested RSUs and unvested Dean Foods restricted stock awards held by our non-employee directors on the date of the Distribution. The options to purchase Dean Foods common stock held by our directors and employees were converted to options to purchase our common stock in a manner that preserved the life and aggregate intrinsic value in the converted stock option and continued the same proportionate relationship between the exercise price and the value of our common stock as existed with respect to the Dean Foods common stock immediately prior to the Distribution. The conversion was effected based on a formula using the volume weighted average price of Dean Foods common stock and our common stock during the five trading day period ended on the second trading day preceding the Distribution. The unvested Dean Foods RSUs held by our directors and employees were converted to WhiteWave RSUs in a manner that, on a unit-by-unit basis, preserved the life and intrinsic value of each outstanding Dean Foods RSU (determined using the same volume weighted average values as described above). The unvested Dean Foods phantom shares held by our employees were converted to WhiteWave phantom shares in a manner that, on a unit-by-unit basis, preserved the life and intrinsic value of each outstanding Dean Foods phantom share (determined using the same volume weighted average values as described above). Dean Foods restricted stock awards held by our directors on the date of the Distribution were converted into restricted stock awards with respect to our common stock by (i) applying the same volume weighted average values as described above and (ii) subtracting any shares of our common stock and Class B common stock received by our directors in the Distribution in respect of such Dean Foods restricted stock awards. We did not recognize any incremental expense in connection with the conversion of Dean Foods’ equity-based awards into WhiteWave awards.

Share-Based Compensation Expense
The following table summarizes the share-based compensation expense recognized for the Company’s equity and liability classified plans in the three and six months ended June 30, 2014 and 2013:

	Three months ended June 30		Six months ended June 30
	2014	2013	2014	2013
	(In thousands)
Share-based compensation expense:
Stock options	$2,065	$1,363	$6,605	$4,852
RSUs	3,736	1,577	8,821	4,900
Phantom shares	253	1,573	2,196	2,955
SARs	388	80	559	396
Total share-based compensation expense	$6,442	$4,593	$18,181	$13,103
Share-based compensation expense shown above reflect expenses for Dean Foods equity and liability plans that converted to equivalent WhiteWave equity and liability plans upon the spin-off transaction.

Stock Options
Under the terms of the 2012 SIP, our employees may be granted options to purchase our common stock at a price equal to the market price on the date the option is granted. Our employee options vest one-third on each of the first, second and third anniversary of the grant date.
Share-based compensation expense for stock options is recognized ratably over the vesting period. The expense totaled $2.1 million and $1.4 million for the three months ended June 30, 2014 and 2013, respectively, and $6.6 million and $4.9 million for the six months ended June 30, 2014 and 2013, respectively. The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model with the following assumptions:

	Six months ended June 30,
	2014	2013
Expected volatility	28% - 29%	28%
Expected dividend yield	0%	0%
Expected option term	6 years	6 years
Risk-free rate of return	1.82% to 2.10%	1.13%
Since the Company’s common stock did not have a long history of being publicly traded at grant date, the expected term was determined under the simplified method, using an average of the contractual term and vesting period of the stock options. The expected volatility assumption was calculated based on a compensation peer group analysis of stock price volatility with a six-year look back period ending on the grant date. The risk-free rates were based on the average implied yield available on five-year and seven-year U.S. Treasury issues. We have not paid, and do not anticipate paying, a cash dividend on our common stock.

The following table summarizes stock option activity during the six months ended June 30, 2014:

	Number of options	Weighted average exercise price	Weighted average contractual life	Aggregate intrinsic value
Options outstanding at January 1, 2014	11,120,585	$17.12
Granted	1,209,850	26.49
Forfeited, cancelled and expired (1)	(480,187)	17.47
Exercised	(392,112)	19.22
Options outstanding at June 30, 2014	11,458,136	$18.03	6.47	$164,361,965
Options vested and expected to vest at June 30, 2014	11,355,840	$17.99	6.45	$163,254,278
Options exercisable at June 30, 2014	7,388,163	$17.71	5.26	$108,324,444

(1)	Pursuant to the terms of the 2012 SIP, options that are cancelled or forfeited may be available for future grants.
During the six months ended June 30, 2014, we received $1.3 million of cash from stock option exercises. At June 30, 2014, there was $14.0 million of total unrecognized stock option expense, all of which is related to non-vested awards. This compensation expense is expected to be recognized over the weighted-average remaining vesting period of 1.67 years.
RSUs
RSUs are issued to certain senior employees under the 2012 SIP as part of the long-term incentive program. An RSU represents the right to receive one share of common stock in the future. RSUs have no exercise price. RSUs granted to employees vest ratably over three years.

The following table summarizes RSU activity during the six months ended June 30, 2014:

RSUs outstanding January 1, 2014	1,247,596
RSUs issued	502,969
Shares issued upon vesting of RSUs	(255,948)
RSUs cancelled or forfeited (1)	(145,226)
Converted from phantom shares	279,504
RSUs outstanding at June 30, 2014	1,628,895
Weighted average grant date fair value per share	$21.62

(1)
Pursuant to the terms of the 2012 SIP, employees have the option of forfeiting RSUs to cover their minimum statutory tax withholding when shares are issued. RSUs that are cancelled or forfeited may be available for future grants.

Compensation expense for RSUs is recognized ratably over the vesting period. RSU expense totaled $3.7 million and $1.6 million for the three months ended June 30, 2014 and 2013, respectively, and $8.8 million and $4.9 million for the six months ended June 30, 2014 and 2013, respectively. At June 30, 2014, there was $22.2 million of total unrecognized RSU expense, all of which is related to unvested awards. This compensation expense is expected to be recognized over the weighted-average remaining vesting period of 1.69 years.
Phantom Shares
We previously granted phantom shares under the 2012 SIP as part of our long-term incentive compensation program, which are similar to RSUs in that they are based on the price of WhiteWave stock and vest ratably over a three-year period, but are cash-settled based upon the value of WhiteWave stock at each vesting period. The fair value of the awards is re-measured at each reporting period. Compensation expense is recognized ratably over the vesting period, which is recorded in general and administrative expenses in the unaudited condensed consolidated statement of income.
On November 14, 2013, the Company’s compensation committee approved the conversion into RSUs of all phantom shares outstanding and unvested, except for the phantom shares held by employees of the Europe Segment. For each phantom share that had a vesting event in February 2014, the conversion of the award was effective immediately after that vesting event. For each phantom share that had a vesting event on a date after February 2014, the conversion of the award was effective on March 1, 2014. Upon conversion, the corresponding liability was reclassified to additional paid-in capital in our unaudited condensed consolidated balance sheets as of the modification date. As of the conversion date, the converted awards are accounted for as equity-based awards and will not be re-measured at each reporting period. The RSUs vest ratably over the remaining term of the original phantom shares.
Compensation expense for phantom shares totaled $0.3 million and $1.6 million for the three months ended June 30, 2014 and 2013, respectively, and $2.2 million and $3.0 million for the six months ended June 30, 2014 and 2013, respectively. A corresponding liability has been recorded in current liabilities in our consolidated balance sheet totaling $0.5 million and $4.8 million as of June 30, 2014 and December 31, 2013, respectively. The 2014 cash settlement of WhiteWave phantom shares was $5.4 million.
The following table summarizes the phantom share activity during the six months ended June 30, 2014:

	Shares	Weighted-average grant date fair value per share
Outstanding at January 1, 2014	571,079	$17.11
Granted	1,614	17.00
Converted/paid	(206,833)	17.68
Forfeited	(32,320)	17.11
Converted to RSUs	(279,504)	16.81
Outstanding at June 30, 2014	54,036	$16.48

SARs
We previously granted SARs under the 2012 SIP as part of our long-term incentive compensation program, which are similar to stock options in that they are based on the price of WhiteWave stock and vest ratably over a three-year period, but are cash-settled based upon the value of WhiteWave stock at the exercise date.
The fair value of each SAR is estimated on the date of grant using the Black-Scholes valuation model with the following assumptions:

	Six months ended June 30,
	2014 (1)	2013
Expected volatility	—	28%
Expected dividend yield	—	0%
Expected option term	—	6 years
Risk-free rate of return	—	1.13%

(1)	The Company did not grant any SARs to non-employee directors, executive officers, and employees in the three and six months ended June 30, 2014.
Since the Company’s common stock did not have a long history of being publicly traded at grant date, the expected term was determined under the simplified method, using an average of the contractual term and vesting period of the stock options. The expected volatility assumption was calculated based on a compensation peer group analysis of stock price volatility with a six-year look back period ending on the grant date. The risk-free rates were based on the average implied yield available on five-year and seven-year U.S. Treasury issues. We have not paid, and do not anticipate paying, a cash dividend on our common stock.
The fair value of the awards is re-measured at each reporting period. Compensation expense is recognized over the vesting period, which is recorded in general and administrative expenses in the consolidated statement of operations. The expense totaled $0.4 million and $0.1 million for the three months ended June 30, 2014 and 2013, respectively, and $0.6 million and $0.4 million for the six months ended June 30, 2014 and 2013, respectively. A corresponding liability has been recorded in current liabilities in our consolidated balance sheet totaling $1.4 million and $0.9 million as of June 30, 2014 and December 31, 2013, respectively. The following table summarizes SAR activity during the six months ended June 30, 2014:

	Number of SARs	Weighted average exercise price	Weighted average contractual life	Aggregate intrinsic value
SARs outstanding at January 1, 2014	293,693	$16.48
Granted	—	—
Forfeited and cancelled (1)	—	—
Exercised	(8,942)	16.23
SARs outstanding at June 30, 2014	284,751	$16.49	8.41	$4,521,714
SARs vested and expected to vest at June 30, 2014	281,204	$16.49	8.41	$4,464,922
SARs exercisable at June 30, 2014	88,963	$16.51	8.40	$1,411,157

(1)	Pursuant to the terms of the 2012 SIP, SARs that are cancelled or forfeited may be available for future grants.

11. Accumulated Other Comprehensive Loss
The changes in accumulated other comprehensive loss by component for the three months ended June 30, 2014 were as follows (net of tax):

	Derivative instruments (1)	Defined benefit plans adjustment (2)	Cumulative translation adjustment	Total
		(In thousands)
Balance at April 1, 2014	$(327)	$(752)	$(6,636)	$(7,715)
Other comprehensive income/(loss) before reclassifications	(4)	8	(660)	(656)
Amounts reclassified from accumulated other comprehensive income/(loss)	206	(4)	—	202
Other comprehensive income/(loss), net of tax expense of $106	202	4	(660)	(454)
Balance at June 30, 2014	$(125)	$(748)	$(7,296)	$(8,169)

(1)	The accumulated other comprehensive loss reclassification components affect cost of goods sold. See Note 9 “Derivative Financial Instruments and Fair Value Measurement.”

(2)
The accumulated other comprehensive loss reclassification components are related to amortization of unrecognized actuarial losses and prior service costs which are both included in the computation of net periodic pension cost. See Note 12 “Employee Retirement Plans.”

The changes in accumulated other comprehensive loss by component for the six months ended June 30, 2014 were as follows (net of tax):

	Derivative instruments (1)	Defined benefit plans adjustment (2)	Cumulative translation adjustment	Total
		(In thousands)
Balance at January 1, 2014	$205	$(793)	$(7,852)	$(8,440)
Other comprehensive income/(loss) before reclassifications	(1,199)	53	556	(590)
Amounts reclassified from accumulated other comprehensive income/(loss)	869	(8)	—	861
Other comprehensive income/(loss), net of tax benefit of $197	(330)	45	556	271
Balance at June 30, 2014	$(125)	$(748)	$(7,296)	$(8,169)

(1)	The accumulated other comprehensive loss reclassification components affect cost of goods sold. See Note 9 “Derivative Financial Instruments and Fair Value Measurement.”

(2)
The accumulated other comprehensive loss reclassification components are related to amortization of unrecognized actuarial losses and prior service costs which are both included in the computation of net periodic pension cost. See Note 12 “Employee Retirement Plans.”

The changes in accumulated other comprehensive loss by component for the three months ended June 30, 2013 were as follows (net of tax):

	Derivative instruments (1)	Defined benefit plans adjustment (2)	Cumulative translation adjustment	Total
		(In thousands)
Balance at April 1, 2013	$(209)	$(1,764)	$(41,099)	$(43,072)
Other comprehensive income/(loss) before reclassifications	325	(4)	5,407	5,728
Amounts reclassified from accumulated other comprehensive income/(loss)	(325)	(22)	—	(347)
Other comprehensive income/(loss), net of tax benefit of $18	—	(26)	5,407	5,381
Balance at June 30, 2013	$(209)	$(1,790)	$(35,692)	$(37,691)

(1)	The accumulated other comprehensive loss reclassification components affect cost of goods sold. See Note 9 “Derivative Financial Instruments and Fair Value Measurement.”

(2)
The accumulated other comprehensive loss reclassification components are related to amortization of unrecognized actuarial losses and prior service costs which are both included in the computation of net periodic pension cost. See Note 12 “Employee Retirement Plans.”

The changes in accumulated other comprehensive loss by component for the six months ended June 30, 2013 were as follows (net of tax):

	Derivative instruments (1)	Defined benefit plans adjustment (2)	Cumulative translation adjustment	Total
		(In thousands)
Balance at January 1, 2013	$(294)	$(1,818)	$(25,576)	$(27,688)
Other comprehensive income/(loss) before reclassifications	332	72	(10,116)	(9,712)
Amounts reclassified from accumulated other comprehensive income/(loss)	(247)	(44)	—	(291)
Other comprehensive income/(loss), net of tax expense of $50	85	28	(10,116)	(10,003)
Balance at June 30, 2013	$(209)	$(1,790)	$(35,692)	$(37,691)

(1)	The accumulated other comprehensive loss reclassification components affect cost of goods sold. See Note 9 “Derivative Financial Instruments and Fair Value Measurement.”

(2)
The accumulated other comprehensive loss reclassification components are related to amortization of unrecognized actuarial losses and prior service costs which are both included in the computation of net periodic pension cost. See Note 12 “Employee Retirement Plans.”

12. Employee Retirement Plans
Prior to the Distribution, our employees participated in Dean Foods’ broad-based programs generally available to all employees, including its 401(k) plan, health and dental plans and various other insurance plans, including disability and life insurance. Effective upon the Distribution, the Company implemented its own substantially similar employee benefit plans and our employees are no longer eligible to participate in Dean Foods’ plans. Additionally, we contribute to one multiemployer pension plan on behalf of our employees.
We have separate, stand-alone defined benefit pension plans as a result of the acquisition of Alpro on July 2, 2009. The benefits under our Alpro defined benefit plans are based on years of service and employee compensation.

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(In thousands)
Components of net periodic benefit cost:
Service cost	$452	$440	$904	$880
Interest cost	158	135	316	270
Expected return on plan assets	(117)	(88)	(234)	(176)
Amortization:
Prior service cost	3	4	6	8
Unrecognized net loss	1	18	2	36
Net periodic benefit cost	$497	$509	$994	$1,018
13. Commitments and Contingencies
Lease and Purchase Obligations
We lease certain property, plant, and equipment used in our operations under both capital and operating lease agreements. Such leases, which are primarily for operating facilities, office space, machinery, and equipment, have lease terms ranging from one to 20 years. Rent expense was $4.4 million and $2.1 million for the three months ended June 30, 2014 and 2013, respectively, and $8.8 million and $4.0 million for the six months ended June 30, 2014 and 2013, respectively. The Company leases certain operating facilities and equipment under capital lease arrangements. These assets are included in property, plant, and equipment, net, on the unaudited condensed consolidated balance sheet.
We have entered into various contracts, in the normal course of business, obligating us to purchase minimum quantities of raw materials used in our production and distribution processes, including soybeans and organic raw milk. We enter into these contracts from time to time to ensure a sufficient supply of raw materials. In addition, we have contractual obligations to purchase various services that are part of our production process.

Litigation, Investigations, and Audits
The Company is involved in various litigation, investigations, and audit proceedings in the normal course of business. It is management’s opinion, after consultation with counsel and a review of the facts, that a material adverse effect on the financial position, liquidity, or results of operations, or cash flows of the Company is not probable or reasonably possible.
14. Segment, Geographic, and Customer Information
Our business is managed by geography and is organized into two operating and reportable segments, North America and Europe, based on our go-to-markets strategies, customer bases, and the objectives of our businesses. Our segments align with how our chief operating decision maker, our chief executive officer, monitors operating performance, allocates resources, and deploys capital.
The North America segment offers products in the plant-based foods and beverages, coffee creamers and beverages, premium dairy products, and organic greens and produce categories throughout North America, and our Europe segment offers plant-based food and beverage products throughout Europe. We sell our products to a variety of customers, including grocery stores, mass merchandisers, club stores, and convenience stores, as well as various away-from-home channels, including foodservice outlets, across North America and Europe. We sell our products in North America and Europe primarily through our direct sales force and independent brokers. We utilize six manufacturing plants, three distribution centers, and three strategic co-packers across the United States. Additionally, we have three plants in the United Kingdom, Belgium and France, each supported by an integrated supply chain. We also utilize a limited number of third-party co-packers for more specialized, low-volume products.
We evaluate the performance of our segments based on net sales and operating income or loss before gains and losses on the sale of businesses, foreign exchange gains and losses, and income tax. The amounts in the following tables are obtained from reports used by our chief operating decision maker. There are no significant non-cash items reported in segment profit or loss other than depreciation and amortization.
In addition, the results of the joint venture with Mengniu and the expense related to share-based compensation, which has not been allocated to our segments, are reflected entirely within the caption “Corporate and other”.

The following table presents the summarized income statement amounts by segment:

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(In thousands)
Total net sales:
North America	$709,521	$513,829	$1,414,122	$1,020,846
Europe	128,405	102,161	254,027	203,388
Total	$837,926	$615,990	$1,668,149	$1,224,234
Operating income:
North America	$74,052	$49,688	$148,626	$105,899
Europe	14,013	7,847	24,410	14,550
Total reportable segment operating income	$88,065	$57,535	$173,036	$120,449
Corporate and other	(21,290)	(15,581)	(52,076)	(36,502)
Total operating income	$66,775	$41,954	$120,960	$83,947
Other expense:
Interest expense	$7,512	$4,737	$13,234	$9,461
Other expense (income), net	3,548	(8,173)	4,356	(8,393)
Income before taxes	$55,715	$45,390	$103,370	$82,879
Depreciation and amortization:
North America	$21,760	$14,829	$42,944	$29,641
Europe	5,677	5,073	11,349	10,194
Corporate	298	79	575	140
Total	$27,735	$19,981	$54,868	$39,975

The following tables present sales amounts by product categories:

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(In thousands)
Total net sales:
North America
Plant-based food and beverages	$175,661	$154,789	$347,160	$305,850
Coffee creamers and beverages	228,055	218,116	461,221	432,148
Premium dairy	152,745	140,924	306,590	282,848
Organic greens and produce	153,060	—	299,151	—
North America net sales	709,521	513,829	1,414,122	1,020,846
Europe
Plant-based food and beverages	128,405	102,161	254,027	203,388
Total net sales	$837,926	$615,990	$1,668,149	$1,224,234

The following tables present assets, long-lived assets, and capital expenditures by segment:

	June 30, 2014	December 31, 2013
	(In thousands)
Assets:
North America	$2,366,745	$1,588,104
Europe	604,512	563,026
Corporate	140,627	132,054
Total	$3,111,884	$2,283,184
Long-lived Assets:
North America	$2,066,554	$1,353,037
Europe	455,092	446,093
Corporate	77,542	27,833
Total	$2,599,188	$1,826,963

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(In thousands)
Capital expenditures:
North America	$87,670	$25,936	$125,950	$43,210
Europe	13,260	4,180	21,247	7,334
Corporate	898	2,171	1,658	2,477
Total	$101,828	$32,287	$148,855	$53,021
Significant Customers
The Company had a single customer that represented 12.7% and 17.7% of our consolidated net sales in the three months ended June 30, 2014 and 2013, respectively. The same customer represented 13.6% and 18.0% of our consolidated net sales in the six months ended June 30, 2014 and 2013, respectively. Sales to this customer are primarily included in our North America segment.
15. Related Party Transactions
Related Party Arrangements
As of July 25, 2013, Dean Foods disposed of its remaining shares of the Company’s common stock in a registered public offering. As a result and immediately following this offering, Dean Foods has no ownership interest in us and therefore is no longer a related party. Historically, related party transactions and activities involving Dean Foods and its wholly-owned subsidiaries were not always consummated on terms equivalent to those that would prevail in an arm’s-length transaction where conditions of competitive, free-market dealing may exist. Prior to the Distribution, sales of our raw materials and finished products that we manufacture for other wholly-owned subsidiaries of Dean Foods have been reflected as related party sales in our consolidated financial statements.
Prior to completion of our initial public offering, certain related party transactions were settled by either non-cash capital contributions from Dean Foods to us or non-cash capital distributions from us to Dean Foods and included as part of Dean Foods’ net investment. Both prior to and after the completion of our initial public offering, other related party transactions that are settled in cash are reflected as related party receivables in our consolidated balance sheets.
During the three and six months ended June 30, 2013, we utilized manufacturing facilities and resources managed by affiliates of Dean Foods to conduct our business. The expenses associated with these transactions, which primarily relate to co-

packing certain of our products, are included in cost of goods sold in our consolidated statements of operations. We continue to utilize these facilities although Dean Foods is no longer a related party.
In connection with and effective as of our initial public offering, we entered into agreements that formalize ongoing commercial arrangements we have with Dean Foods and Morningstar, which are described below. Certain terms of these agreements were modified in connection with Dean Foods’ sale of Morningstar. These agreements are described in Note 4, “Transactions with Morningstar.”

Agreements with Dean Foods
Sales and Distribution Agreement — We entered into an agreement with two wholly-owned subsidiaries of Dean Foods, Suiza Dairy Group, LLC (“Suiza Dairy”) and Dean Dairy Holdings, LLC (“Dean Dairy”), pursuant to which those subsidiaries continue to sell and distribute certain WhiteWave products. This agreement modifies our historical intercompany arrangements and reflects new pricing.
Co-Packing Agreement — Additionally, we entered into a separate manufacturing agreement with Suiza Dairy and Dean Dairy pursuant to which those subsidiaries continue manufacturing WhiteWave fresh organic milk products on our behalf. The agreement formalizes our historical intercompany arrangements.
Cream Supply Agreement — We also entered into a supply agreement with Suiza Dairy and Dean Dairy pursuant to which we continue to purchase cream from such subsidiaries for an initial term ending December 31, 2013, with an option for us to renew for up to four one-year terms. We have renewed through December 31, 2014. This agreement formalizes our historical intercompany arrangements and does not impact comparability in our unaudited condensed consolidated statements of income for the three and six month period ended June 30, 2014 and 2013.
License Agreement — We entered into an agreement with Dean Foods pursuant to which we have an exclusive license to manufacture and sell shelf stable aseptic flavored and white milk under Dean Foods’ TruMoo brand in certain retail channels and to designated foodservice accounts throughout North America in exchange for payment of a royalty. The initial term of the agreement is December 2012 through December 31, 2017, with automatic one-year renewals thereafter so long as we achieve specified volume thresholds and minimum royalties.
Transition Services Agreement — We and Dean Foods also entered into a transition services agreement to cover certain continued corporate services provided by us and Dean Foods to each other following completion of our initial public offering. Our services consisted primarily of marketing and research and development, while Dean Foods’ provided supply chain, information technology, legal, finance and accounting, human resources, risk management, tax, treasury, and other transitional services. Both Dean Foods’ and our services continue for a specified initial term, which vary with the types of services provided, unless terminated earlier or extended according to the terms of the transition services agreement. We pay Dean Foods mutually agreed-upon fees for their services and Dean Foods pays us mutually agreed-upon fees for our services. In the three and six months ended June 30, 2014, Dean Foods charged us $0.7 million and $1.6 million, respectively, and we charged Dean Foods $0.2 million and $0.4 million, respectively, for services rendered under the transition services agreement. In the three and six months ended June 30, 2013, Dean Foods charged us $7.2 million and $16.7 million, respectively, and we charged Dean Foods $0.8 million and $2.5 million, respectively, for services rendered under the transition services agreement. The transition services agreement is almost complete and is expected to end in 2014.
16. Earnings Per Share
Basic earnings per share is based on the weighted average number of common shares outstanding during each period. Diluted earnings per share is based on the weighted average number of common shares outstanding and the effect of all dilutive common stock equivalents outstanding during each period.

The following table reconciles the numerators and denominators used in the computations of both basic and diluted earnings per share:

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(In thousands, except share and per share data)
Basic earnings per share computation:
Numerator:
Net income	$34,407	$31,209	$66,767	$55,207
Denominator:
Average common shares	173,966,917	173,005,352	173,796,646	173,002,691
Basic earnings per share	$0.20	$0.18	$0.38	$0.32
Diluted earnings per share computation:
Numerator:
Net income	$34,407	$31,209	$66,767	$55,207
Denominator:
Average common shares - basic	173,966,917	173,005,352	173,796,646	173,002,691
Stock option conversion (1)	3,090,807	399,010	2,839,542	208,755
Stock units (2)	531,498	505,291	564,442	356,488
Average common shares - diluted	177,589,222	173,909,653	177,200,630	173,567,934
Diluted earnings per share	$0.19	$0.18	$0.38	$0.32

(1) Anti-dilutive options excluded	8,705	4,592,473	39,366	3,550,037
(2) Anti-dilutive RSUs excluded	6,724	3,145	4,714	336

17. Supplemental Guarantor Financial Information

We may, from time to time, offer debt securities that are guaranteed by certain of our 100% owned domestic subsidiaries. In accordance with Rule 3-10 of Regulation S-X promulgated under the Securities Act of 1933, the following condensed consolidating financial statements present the balance sheets as of June 30, 2014 and December 31, 2013 and the statements of comprehensive income and cash flows for each of the three and six months ended June 30, 2014 and 2013 for The WhiteWave Foods Company (referred to as “Parent” for the purpose of this note only) on a Parent-only basis, the combined guarantor subsidiaries, the combined non-guarantor subsidiaries and elimination adjustments necessary to arrive at the information for the Parent, guarantor subsidiaries and non-guarantor subsidiaries on a consolidated basis. Investments in subsidiaries are accounted for using the equity method for this presentation. All guarantors of our planned debt securities are also guarantors for our senior secured credit facilities as of August 31, 2014. Our senior secured credit facilities are secured by security interest and liens on substantially all of our assets and the assets of our domestic subsidiaries and is presented in the Parent column of the accompanying condensed consolidating balance sheet as of June 30, 2014.

The WhiteWave Foods Company was incorporated on July 17, 2012 as a wholly-owned subsidiary of Dean Foods to acquire the capital stock of WWF Operating Company, a wholly-owned subsidiary of Dean Foods. Prior to our initial public offering on October 31, 2012, WWF Operating Company held substantially all of the historical assets and liabilities. We had nominal assets and no liabilities, and conducted no operations prior to our initial public offering. Accordingly, activity for the Parent is reflected in the consolidating statements from October 31, 2012 forward.

Condensed Consolidating Balance Sheet

	June 30, 2014
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$—	$606	$65,347	$—	$65,953
Trade receivables, net of allowance	441	122,011	62,661	—	185,113
Inventories	—	153,637	34,597	—	188,234
Deferred income taxes	12,297	14,924	3,183	—	30,404
Prepaid expenses and other current assets	5,748	23,935	13,561	(252)	42,992
Intercompany receivables	142,193	16,954	89	(159,236)	—
Intercompany notes receivable	—	336,792	—	(336,792)	—
Total current assets	160,679	668,859	179,438	(496,280)	512,696
Investment in unconsolidated entity	—	—	46,365	—	46,365
Investment in consolidated subsidiaries	2,540,910	481,763	—	(3,022,673)	—
Property, plant, and equipment, net	7,189	718,264	179,232	—	904,685
Identifiable intangible and other assets, net	44,027	520,248	109,753	(25,523)	648,505
Goodwill	—	828,042	171,591	—	999,633
Total Assets	$2,752,805	$3,217,176	$686,379	$(3,544,476)	$3,111,884

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$32,792	$283,676	$114,617	$—	$431,085
Current portion of debt and capital lease obligations	23,125	1,066	—	—	24,191
Income taxes payable	—	—	2,198	(252)	1,946
Intercompany payables	—	138,149	21,087	(159,236)	—
Intercompany notes payable	336,792	—	—	(336,792)	—
Total current liabilities	392,709	422,891	137,902	(496,280)	457,222
Long-term debt and capital lease obligations	1,279,315	21,072	—	—	1,300,387
Deferred income taxes	—	230,743	58,136	(25,523)	263,356
Other long-term liabilities	35,116	1,560	8,578	—	45,254
Total liabilities	1,707,140	676,266	204,616	(521,803)	2,066,219
Total shareholders' equity	1,045,665	2,540,910	481,763	(3,022,673)	1,045,665
Total Liabilities and Shareholders' Equity	$2,752,805	$3,217,176	$686,379	$(3,544,476)	$3,111,884

Condensed Consolidating Balance Sheets

	December 31, 2013
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$—	$673	$100,432	$—	$101,105
Trade receivables, net of allowance	332	100,124	46,408	—	146,864
Inventories	—	124,964	33,605	—	158,569
Deferred income taxes	12,671	10,652	3,265	—	26,588
Prepaid expenses and other current assets	3,650	9,304	10,141	—	23,095
Intercompany receivables	97,619	—	—	(97,619)	—
Intercompany notes receivable	—	244,502	—	(244,502)	—
Total current assets	114,272	490,219	193,851	(342,121)	456,221
Investment in consolidated subsidiaries	1,783,006	464,420	—	(2,247,426)	—
Property, plant, and equipment, net	6,028	484,739	168,916	—	659,683
Identifiable intangible and other assets, net	40,762	267,983	110,726	(24,534)	394,937
Goodwill	—	600,316	172,027	—	772,343
Total Assets	$1,944,068	$2,307,677	$645,520	$(2,614,081)	$2,283,184

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$39,727	$222,022	$95,357	$—	$357,106
Current portion of debt and capital lease obligations	15,000	—	—	—	15,000
Income taxes payable	13,079	—	1,215	—	14,294
Intercompany payables	—	95,175	2,444	(97,619)	—
Intercompany notes payable	227,549	—	16,953	(244,502)	—
Total current liabilities	295,355	317,197	115,969	(342,121)	386,400
Long-term debt and capital lease obligations	647,650	—	—	—	647,650
Deferred income taxes	—	205,860	56,439	(24,534)	237,765
Other long-term liabilities	39,624	1,614	8,692	—	49,930
Total liabilities	982,629	524,671	181,100	(366,655)	1,321,745
Total shareholders' equity	961,439	1,783,006	464,420	(2,247,426)	961,439
Total Liabilities and Shareholders' Equity	$1,944,068	$2,307,677	$645,520	$(2,614,081)	$2,283,184

Condensed Consolidating Statement of Comprehensive Income

	Three months ended June 30, 2014
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
	(In thousands)
Net sales	$—	$709,521	$128,405	$—	$837,926
Cost of sales	—	479,801	72,865	—	552,666
Gross profit	—	229,720	55,540	—	285,260
Operating expenses:
Selling, distribution, and marketing	—	127,968	28,942	—	156,910
General and administrative	20,395	27,754	13,481	—	61,630
Asset disposal and exit costs	—	(55)	—	—	(55)
Total operating expenses	20,395	155,667	42,423	—	218,485
Operating income (loss)	(20,395)	74,053	13,117	—	66,775
Other expense (income):
Interest expense	7,152	310	50	—	7,512
Other expense (income), net	(26,924)	30,479	(7)	—	3,548
Total other expense (income)	(19,772)	30,789	43	—	11,060
Income (loss) before income taxes	(623)	43,264	13,074	—	55,715
Income tax expense	739	16,663	3,364	—	20,766
Operating income (loss)	(1,362)	26,601	9,710	—	34,949
Equity (loss) in earnings of consolidated subsidiaries	35,769	9,168	—	(44,937)	—
Income (loss) before income (loss) in investment in unconsolidated entity	34,407	35,769	9,710	(44,937)	34,949
Income (loss) in investment in unconsolidated entity	—	—	(542)	—	(542)
Net income (loss)	34,407	35,769	9,168	(44,937)	34,407
Other comprehensive income (loss), net of tax, attributable to The WhiteWave Foods Company	(454)	(454)	(445)	899	(454)
Comprehensive income (loss) attributable to The WhiteWave Foods Company	$33,953	$35,315	$8,723	$(44,038)	$33,953

Condensed Consolidating Statement of Comprehensive Income

	Six months ended June 30, 2014
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
	(In thousands)
Net sales	$—	$1,414,122	$254,027	$—	$1,668,149
Cost of sales	—	962,897	146,778	—	1,109,675
Gross profit	—	451,225	107,249	—	558,474
Operating expenses:
Selling, distribution, and marketing	—	246,097	58,204	—	304,301
General and administrative	50,470	57,204	26,242	—	133,916
Asset disposal and exit costs	—	(703)	—	—	(703)
Total operating expenses	50,470	302,598	84,446	—	437,514
Operating income (loss)	(50,470)	148,627	22,803	—	120,960
Other expense (income):
Interest expense	12,517	630	87	—	13,234
Other expense (income), net	(59,777)	64,133	—	—	4,356
Total other expense (income)	(47,260)	64,763	87	—	17,590
Income (loss) before income taxes	(3,210)	83,864	22,716	—	103,370
Income tax expense	1,111	29,905	5,045	—	36,061
Operating income (loss)	(4,321)	53,959	17,671	—	67,309
Equity (loss) in earnings of consolidated subsidiaries	71,088	17,129	—	(88,217)	—
Income (loss) before income (loss) in investment in unconsolidated entity	66,767	71,088	17,671	(88,217)	67,309
Income (loss) in investment in unconsolidated entity	—	—	(542)	—	(542)
Net income (loss)	66,767	71,088	17,129	(88,217)	66,767
Other comprehensive income (loss), net of tax, attributable to The WhiteWave Foods Company	271	271	789	(1,060)	271
Comprehensive income (loss) attributable to The WhiteWave Foods Company	$67,038	$71,359	$17,918	$(89,277)	$67,038

Condensed Consolidating Statements of Comprehensive Income

	Three months ended June 30, 2013
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
	(In thousands)
Net sales	$—	$498,666	$102,161	$—	$600,827
Net sales to related parties	—	15,163	—	—	15,163
Total net sales	—	513,829	102,161	—	615,990
Cost of sales	—	331,035	60,742	—	391,777
Gross profit	—	182,794	41,419	—	224,213
Operating expenses:
Selling, distribution, and marketing	—	115,354	22,992	—	138,346
General and administrative	15,133	17,752	11,028	—	43,913
Total operating expenses	15,133	133,106	34,020	—	182,259
Operating income (loss)	(15,133)	49,688	7,399	—	41,954
Other expense (income):
Interest expense (income)	4,733	—	4	—	4,737
Other expense (income), net	(21,944)	13,789	(18)	—	(8,173)
Total other expense (income)	(17,211)	13,789	(14)	—	(3,436)
Income before income taxes	2,078	35,899	7,413	—	45,390
Income tax expense	1,157	12,348	676	—	14,181
Income before equity in earnings of subsidiaries	921	23,551	6,737	—	31,209
Equity (loss) in earnings of consolidated subsidiaries	30,288	6,737	—	(37,025)	—
Net income (loss)	31,209	30,288	6,737	(37,025)	31,209
Other comprehensive income (loss), net of tax, attributable to The WhiteWave Foods Company	5,381	5,381	5,381	(10,762)	5,381
Comprehensive income (loss) attributable to The WhiteWave Foods Company	$36,590	$35,669	$12,118	$(47,787)	$36,590

Condensed Consolidating Statements of Comprehensive Income

	Six months ended June 30, 2013
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
	(In thousands)
Net sales	$—	$981,947	$203,388	$—	$1,185,335
Net sales to related parties	—	37,062	—	—	37,062
Transitional sales fees	—	1,837	—	—	1,837
Total net sales	—	1,020,846	203,388	—	1,224,234
Cost of sales	—	660,726	120,752	—	781,478
Gross profit	—	360,120	82,636	—	442,756
Operating expenses:
Selling, distribution, and marketing	—	218,128	46,156	—	264,284
General and administrative	35,361	36,094	23,070	—	94,525
Total operating expenses	35,361	254,222	69,226	—	358,809
Operating income (loss)	(35,361)	105,898	13,410	—	83,947
Other expense (income):
Interest expense (income)	9,473	—	(12)	—	9,461
Other expense (income), net	(40,622)	30,053	2,176	—	(8,393)
Total other expense (income)	(31,149)	30,053	2,164	—	1,068
Income (loss) before income taxes	(4,212)	75,845	11,246	—	82,879
Income tax expense (benefit)	(1,231)	29,033	(130)	—	27,672
Income (loss) before equity in earnings of subsidiaries	(2,981)	46,812	11,376	—	55,207
Equity (loss) in earnings of consolidated subsidiaries	58,188	11,376	—	(69,564)	—
Net income (loss)	55,207	58,188	11,376	(59,564)	55,207
Other comprehensive income (loss), net of tax, attributable to The WhiteWave Foods Company	(10,003)	(10,003)	(10,003)	20,006	(10,003)
Comprehensive income (loss) attributable to The WhiteWave Foods Company	$45,204	$48,185	$1,373	$(49,558)	$45,204

Condensed Consolidating Statements of Cash Flows

	Six months ended June 30, 2014
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$(18,531)	$106,768	$29,512	$—	$117,749
CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in unconsolidated entity	—	—	(47,285)	—	(47,285)
Payments for acqusition, net of cash acquired of $5,638	—	(603,373)	—	—	(603,373)
Payments for property, plant, and equipment	(40,350)	(80,205)	(19,295)	—	(139,850)
Intercompany contributions	(578,517)	—	—	578,517	—
Proceeds from sale of fixed assets	—	122	—	—	122
Net cash provided by (used in) investing activities	(618,867)	(683,456)	(66,580)	578,517	(790,386)
CASH FLOWS FROM FINANCING ACTIVITIES:
Intercompany contributions	—	577,129	1,388	(578,517)	—
Proceeds from the issuance of debt	500,000	—	—	—	500,000
Repayment of debt	(10,000)	—	—	—	(10,000)
Payments of capital lease obligations	—	(508)	—	—	(508)
Proceeds from revolver line of credit	489,850	—	—	—	489,850
Payments for revolver line of credit	(340,060)	—	—	—	(340,060)
Proceeds from exercise of stock options	1,281	—	—	—	1,281
Minimum tax withholding paid on behalf of employees for restricted stock units	(3,491)	—	—	—	(3,491)
Tax savings on shared-based compensation	3,196	—	—	—	3,196
Payment of financing costs	(3,378)	—	—	—	(3,378)
Net cash provided by (used in) financing activities	637,398	576,621	1,388	(578,517)	636,890
Effect of exchange rate changes on cash and cash equivalents	—	—	595	—	595
DECREASE IN CASH AND CASH EQUIVALENTS	—	(67)	(35,085)	—	(35,152)
Cash and cash equivalents, beginning of period	—	673	100,432	—	101,105
Cash and cash equivalents, end of period	$—	$606	$65,347	$—	$65,953

Condensed Consolidating Statements of Cash Flows

	Six months ended June 30, 2013
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$(61,339)	$100,657	$16,424	$—	$55,742
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property, plant, and equipment	(2,998)	(42,653)	(7,370)	—	(53,021)
Intercompany contributions	—	(118,534)	—	118,534	—
Proceeds from sale of fixed assets	—	61,931	25	—	61,956
Net cash used in investing activities	(2,998)	(99,256)	(7,345)	118,534	8,935
CASH FLOWS FROM FINANCING ACTIVITIES:
Intercompany contributions	116,628	—	1,906	(118,534)	—
Distributions to Dean Foods, net	—	(965)	94	—	(871)
Repayment of debt	(7,500)	—	—	—	(7,500)
Proceeds from revolver line of credit	307,600	—	—	—	307,600
Payments for revolver line of credit	(359,050)	—	—	—	(359,050)
Payment of deferred financing costs	(16)	—	—	—	(16)
Net cash used in financing activities	57,662	(965)	2,000	(118,534)	(59,837)
Effect of exchange rate changes on cash and cash equivalents	—	—	(2,100)	—	(2,100)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(6,675)	436	8,979	—	2,740
Cash and cash equivalents, beginning of period	6,675	49	62,649	—	69,373
Cash and cash equivalents, end of period	$—	$485	$71,628	$—	$72,113